EXHIBIT 3(i).2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PRN CORPORATION

PRN Corporation., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

I. The current name of the corporation is PRN Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 1992 and the original name of the Corporation was JMC Acquisitions, Inc. On June 22, 2000 an Amended and Restated Certificate of Incorporation was filed to change the name of the Corporation to “PRN Corporation.”

II. This Amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

III. Clause (iii) of subsection 5(b) of Article VI of the Restated Certificate of Incorporation of the Corporation, which currently reads in its entirety as follows:

“(iii) in the case of the Series D Preferred not less than $40,000,000, with a price per share of not less than $37.50 and”

is amended and restated in its entirety to read as follows:

“(iii) in the case of the Series D Preferred not less than $85,000,000, with a price per share of not less than $14.25 and”

THE UNDERSIGNED, being the Chief Executive Officer and Chairman of the Board of this Corporation, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand on June 10, 2004.

PRN CORPORATION
A Delaware corporation

By	/s/ CHARLES A. NOONEY
Charles A. Nooney
Chief Executive Officer and
Chairman of the Board